Exhibit 99.1
EGL Announces Shareholder Approval of CEVA Merger
HOUSTON, July 31, 2007 — EGL, Inc. (Nasdaq: EAGL) (“EGL”) announced today that its shareholders, at an annual meeting of shareholders held earlier today in Houston, Texas, approved the proposed merger transaction (the “Merger”) with CEVA Group Plc (“CEVA”), a UK public limited company owned by affiliates of Apollo Management VI, L.P. EGL and CEVA will complete the Merger only if the conditions set forth in the Merger Agreement are satisfied or waived. The closing of the Merger currently is anticipated to occur on August 2, 2007. As a result of the Merger, EGL would become a wholly owned indirect subsidiary of CEVA. Under the terms of the Agreement and Plan of Merger among the parties (the “Merger Agreement”), EGL’s shareholders would be entitled to receive $47.50 in cash, without interest, for each share of EGL common stock they own.
More than 59% of the shares eligible to vote at the annual meeting were voted in favor of the approval of the Merger Agreement.
CAUTIONARY STATEMENTS
The statements included in this news release regarding the Merger, including the timing thereof, the likelihood that such transaction could be consummated, any future actions by CEVA or its affiliates, the effects of any transaction on EGL’s operations or otherwise, and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, availability and terms of acquisition financing, satisfaction of closing conditions, actions by CEVA and its affiliates and other factors detailed in risk factors and elsewhere in EGL’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. EGL disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2006 revenues of $3.2 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. EGL’s shares are traded on the NASDAQ Global Select Market under the symbol “EAGL”.